================================================================================

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           Aastrom Biosciences, Inc.
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

================================================================================

                      [LOGO OF AASTROM BIOSCIENCES, INC.]

                                                                 October 3, 2000

Dear Shareholder:

   This year's annual meeting of shareholders will be held on November 15, 2000 at 9:00 a.m. local time, at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105. You are cordially invited to attend.

   The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

   After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

   A copy of Aastrom's 2000 Annual Report is also enclosed.

   The Board of Directors and management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                          /s/ R. Douglas Armstrong
                                          _____________________________________
                                          R. Douglas Armstrong
                                          President and Chief Executive
                                           Officer

                      [LOGO OF AASTROM BIOSCIENCES, INC.]

                           AASTROM BIOSCIENCES, INC.
                          24 Frank Lloyd Wright Drive
                              Ann Arbor, MI 48105

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 15, 2000

Dear Shareholder:

   You are invited to attend the Annual Meeting of the Shareholders of Aastrom Biosciences, Inc. which will be held on November 15, 2000, at 9:00 a.m. at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105 for the following purposes:

  1. To elect two Class III directors, each to hold office for a three-year term and until their respective successors are elected and qualified. Management has nominated the following persons for election at the meeting: Joseph A. Taylor and R. Douglas Armstrong, Ph.D.

  2. To consider and vote upon a proposal to amend the 1992 Incentive and Non-Qualified Stock Option Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 1,400,000.

  3. To consider and vote upon a proposal to amend the 1996 Outside Directors Stock Option Plan to (i) increase by 150,000 the maximum number of shares of Aastrom's common stock that may be issued thereunder; and (ii) to increase the size of the Initial Option Grant and Annual Option granted after the date of the 2000 Annual Meeting of Shareholders from 5,000 to 10,000 shares.

  4. To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom's independent public accountants for the fiscal year ending June 30, 2001.

  5. To transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on September 29, 2000 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders of record on September 29, 2000 will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at Aastrom.

                                          By order of the Board of Directors,

                                          /s/ Todd E. Simpson
                                          _____________________________________
                                          TODD E. SIMPSON
                                          Secretary

Ann Arbor, Michigan
October 3, 2000

 IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

                           AASTROM BIOSCIENCES, INC.
                          24 Frank Lloyd Wright Drive
                           Ann Arbor, Michigan 48105

               Proxy Statement for Annual Meeting of Shareholders

   The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation (Aastrom), for use at the Annual Meeting of Shareholders to be held November 15, 2000, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is September 29, 2000, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders. Unless the context requires otherwise, references to "we," "us," "our," and Aastrom refer to Aastrom Biosciences, Inc.

                              GENERAL INFORMATION

   Annual Report. An annual report for the fiscal year ended June 30, 2000, is enclosed with this Proxy Statement.

   Voting Securities. Only shareholders of record as of the close of business on September 29, 2000, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 33,842,388 shares of common stock, no par value, of Aastrom, issued and outstanding. Shareholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Aastrom's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

   Solicitation of Proxies. The cost of soliciting proxies will be borne by Aastrom. In addition, Aastrom will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

   Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of the three other proposals specified in the Notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of Aastrom of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

   Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of August 31, 2000, with respect to the beneficial ownership of Aastrom's common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom, (ii) each director and director-nominee of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and
(iv) all executive officers and directors of Aastrom as a group.

                                                                           Shares Owned(1)
                                                                        ---------------------
                                                                         Number   Percentage
Name and Address of Beneficial Owner(2)                                 of Shares of Class(3)
---------------------------------------                                 --------- -----------
RGC International Investors, LDC(4)..................................   3,433,431     9.9%
 c/o Rose Glen Capital Management, L.P.
 3 Bala Plaza East, Suite 200
 251 St. Asaphs Road
 Bala Cynwyd, PA 19004
Cobe Laboratories, Inc. .............................................   2,389,199     7.1%
 1185 Oak Street
 Lakewood, CO 80215
R. Douglas Armstrong, Ph.D.(5).......................................     690,173     2.0%
Todd E. Simpson(6)...................................................     198,000       *
Brian S. Hampson(7)..................................................      42,300       *
Bruce W. Husel(8)....................................................      18,195       *
Mary L. Campbell(9)..................................................      16,825       *
Joseph A. Taylor(10).................................................      10,383       *
Arthur F. Staubitz(11)...............................................      20,417       *
Fabrizio Bonanni(12).................................................         833       *
Alan M. Wright(13)...................................................         983       *
All officers and directors as a group (9 persons)(14)................     998,109     2.9%

--------
 * Represents less than 1% of the outstanding shares of Aastrom's common stock.

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive, Ann Arbor, MI 48105.

(3) Calculated on the basis of 33,648,388 shares of common stock outstanding as of August 31, 2000, except that shares of common stock underlying options exercisable within 60 days of August 31, 2000 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.

(4) Includes 1,038,426 shares issuable upon exercise of warrants held by RGC International Investors, LDC purchased on February 29, 2000 that are exercisable until February 28, 2003.

(5) Includes 317,000 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following August 31, 2000. Also includes 28,000 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(6) Includes 193,000 shares issuable upon exercise of options held by Mr. Simpson that are exercisable within the 60-day period following August 31, 2000.

(7) Includes 32,333 shares issuable upon exercise of options held by Mr. Hampson that are exercisable within the 60-day period following August 31, 2000.

(8) Includes 16,695 shares issuable upon exercise of options held by Mr. Husel that are exercisable within the 60-day period following August 31, 2000.

(9) Includes 14,583 shares issuable upon exercise of options held by Ms. Campbell that are exercisable within the 60-day period following August 31, 2000. Also includes 1,842 shares of common stock held collectively by Enterprise Management, Inc. and Enterprise Ventures, Limited Partnership, which Ms. Campbell is an executive officer or partner of. Ms. Campbell disclaims beneficial ownership of all such shares except to the extent of her pecuniary interest therein.

(10) Includes 9,583 shares issuable upon exercise of options held by Mr. Taylor that are exercisable within the 60-day period following August 31, 2000.

(11) Includes 10,417 shares issuable upon exercise of options held by Mr. Staubitz that are exercisable within the 60-day period following August 31, 2000.

(12) Consist of shares issuable upon exercise of options held by Dr. Bonanni that are exercisable within the 60-day period following August 31, 2000.

(13) Includes 833 shares issuable upon exercise of options held by Mr. Wright that are exercisable within the 60-day period following August 31, 2000

(14) Includes 595,278 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 2000.

                             ELECTION OF DIRECTORS

   Aastrom has a classified Board of Directors currently consisting of two Class III directors (R. Douglas Armstrong and Joseph A. Taylor), two Class I directors (Alan M. Wright and Fabrizio Bonanni) and two Class II directors (Mary L. Campbell and Arthur F. Staubitz), who will serve until the Annual Meetings of Shareholders to be held in 2000, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

   The nominees for election at the Annual Meeting of Shareholders to fill the Class III positions on the Board of Directors are R. Douglas Armstrong, Ph.D. and Joseph A. Taylor. If elected, the nominees will serve as directors until Aastrom's Annual Meeting of Shareholders in 2003, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

   If a quorum is present, the two nominees for the positions as Class III directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum.

   The table below sets forth for Aastrom's directors, including the Class III nominees to be elected at this meeting, certain information, as of August 31, 2000, with respect to age and background.

                                                                       Director
               Name                     Position With Aastrom      Age  Since
               ----                     ---------------------      --- --------

Class III directors to be elected at the 2000 Annual Meeting of Shareholders:

  R. Douglas Armstrong............. President and Chief Executive   47   1991
                                    Officer, Chairman of the Board

  Joseph A. Taylor................. Director                        56   1998

Class I directors whose terms expire at the 2001 Annual Meeting of
 Shareholders:

  Alan M. Wright................... Director                        55   2000

  Fabrizio Bonanni................. Director                        54   2000

Class II directors whose terms expire at the 2002 Annual Meeting of
 Shareholders:

  Mary L. Campbell................. Director                        55   1998

  Arthur F. Staubitz............... Director                        61   1999

Nominees for election at the 2000 Annual Meeting of Shareholders

   R. Douglas Armstrong, Ph.D. joined Aastrom in June 1991, as a director and as its President and Chief Executive Officer. From 1987 to 1991, Dr. Armstrong served in different capacities, including as Executive Vice President and a Trustee of the La Jolla Cancer Research Foundation (LJCRF), now named the Burnham Institute, a 250-employee scientific research institute located in San Diego, California. Dr. Armstrong received his doctorate in Pharmacology and Toxicology from the Medical College of Virginia, and has held faculty and staff positions at Yale University, University of California, San Francisco, LJCRF and University of Michigan. Dr. Armstrong also serves on the Board of Directors of Cytomedix, Inc.

   Joseph A. Taylor a director since November 1998, currently serves as Managing Director, Private Equity Finance at W. R. Hambrecht + Co., LLC, an online merchant bank. Prior to joining W. R. Hambrecht + Co., Mr. Taylor was the Director, Private Equity Investments at Munder Capital Management, an investment management firm with $50 billion in assets under management. Mr. Taylor spent 15 years as a Senior Investment Analyst for the State Treasurer, State of Michigan Retirement System, where he managed over $1.2 billion in private equity investments. Mr. Taylor currently serves as a member of the Regional Advisory Committee of Blue Care Network and previously served as a Director of Spectrum Castings, Inc., and as Chairman of the Finance Committee of the Board of Directors of Blue Care Network-East. Mr. Taylor holds a B. S. degree in Finance from Chicago State University and an MBA from Illinois Governors State University.

 Directors Continuing In Office

   Mary L. Campbell a director since January 1998, currently serves as Principal and Vice President of EDM, Inc., the General Partner of the Enterprise Development Fund II, L.P., a venture capital fund managing approximately $26 million. Ms. Campbell is also a director of Centromine, Inc. and Think & Do Software, Inc. Ms. Campbell received her Masters of Business Administration (with Distinction) from the University of Michigan; her Master of Special Education (with Honors) from Fairfield University; and her Bachelor of Arts in English from the University of Michigan.

   Arthur F. Staubitz a director since March 1999, most recently served as Senior Vice President, Portfolio Strategy at Baxter International. He has also served as Senior Vice President and General Counsel at both Baxter and Amgen, Inc. During his career at Baxter, Mr. Staubitz served in a broad range of other executive positions including Vice President, Business Development, Strategic Planning and Law, Baxter Diagnostics; and Vice President and General Manager, Ventures Group, Baxter World Trade Corporation. While at Baxter, Mr. Staubitz managed corporate, litigation and regulatory legal groups; established processes to identify, assess and fund strategic technology initiatives; negotiated technology acquisitions and corporate partnerships; and helped to establish the Baxter Diagnostic subsidiary. Prior to that Mr. Staubitz held several positions at Sperry Univac and served as an Associate at the law firm of Sidley & Austin. Mr. Staubitz received his A.B. (with Distinction and Honors) from Wesleyan University and his Juris Doctorate (cum laude) from the University of Pennsylvania Law School. Mr. Staubitz also serves on the Board of Directors of Cytomedix, Inc.

   Alan M. Wright a director since September 2000, currently serves as Senior Vice President and Chief Financial Officer of CMS Energy and its principal subsidiary, Consumers Energy. At CMS Energy, Mr. Wright has been responsible for raising over $9 billion in capital through more than 50 transactions. Prior to joining CMS Energy, Mr. Wright held various financial management positions at Entergy Corporation, including Vice President of Finance where he raised $5 billion in capital through over 40 transactions. Mr. Wright earned his Bachelor's degree in Economics from Cornell University. He has also completed Stanford University's Executive Program, the Edison Electric Institute's (EEI) Executive Leadership Program and post-graduate studies in Accounting at the University of West Florida. Mr. Wright serves on the Finance Committee and the Finance and Regulation Executive Advisory Committee of EEI, the Conference Board council of Chief Financial Officers and on Jenkins' Special Committee to the Financial Accounting Standards Board. Mr. Wright serves on the Board of Directors of Ensure Technologies, a privately held company.

   Fabrizio Bonanni a director since September 2000, currently serves as Senior Vice President at Amgen Corporation, Inc. where he oversees Quality Control, Quality Assurance, Regulatory Compliance and Environmental Health and Safety. Previously, Dr. Bonanni held various management positions at Baxter International from 1974 through 1999, most recently as Vice President, Regulatory and Clinical Affairs and Corporate Vice President. Dr. Bonanni earned his doctorate in Chemistry (magna cum laude and with mention of honor) from the University of Florence, Italy and has done postdoctoral work in physiological chemistry at the Massachusetts Institute of Technology. He is a state-certified chemist and a member of the Ordine dei Chimici of Tuscany, Italy. Dr. Bonanni is an alumnus of the Institute for International Management at Northwestern University, J.L. Kellogg Graduate School of Management, and of the Executive Program in Manufacturing at Harvard University, Graduate School of Business Administration. Dr. Bonanni serves on the Board of Directors of the California Healthcare Institute and Cytomedix Inc.

   During the fiscal year ended June 30, 2000, the Board of Directors held twelve meetings. Each director serving on the Board of Directors in fiscal year 2000 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she served.

   Aastrom does not have a standing Nominating Committee, but does have an Audit Committee and a Finance Committee. The Compensation Committee is comprised of the entire Board.

   The Audit Committee's function is to review with Aastrom's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of Aastrom's financial statements by the independent accountants, review all professional services performed and related fees by the independent accountants, recommend the retention of the independent accountants to the Board of Directors and periodically review Aastrom's accounting policies and internal accounting and financial controls. The Audit Committee consists of independent directors and were Mary L. Campbell and Joseph A. Taylor for fiscal 2000. During the fiscal year ended June 30, 2000, the Audit Committee held one meeting.

   The Compensation Committee's function is to review and approve salary and bonus levels and stock option grants. Currently, the Compensation Committee is composed of all members of Aastrom's Board of Directors. During the fiscal year ended June 30, 2000, there were no separate meetings of the Compensation Committee. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

   The following table sets forth information for the fiscal years ended June 30, 1998, 1999 and 2000 concerning the compensation of the Chief Executive Officer of Aastrom and each of Aastrom's other executive officers (Named Executive Officers) as of June 30, 2000, whose total salary and bonus for the year ended June 30, 2000, exceeded $100,000 for services rendered in all capacities to Aastrom.

                           SUMMARY COMPENSATION TABLE

                                                           Long Term
                                       Annual             Compensation
                                    Compensation             Awards
                                  -------------------- ------------------
                                                           Securities      All Other
Name and Principal Position  Year  Salary      Bonus   Underlying Options Compensation
---------------------------  ---- --------    -------- ------------------ ------------
R. Douglas Armstrong,
 Ph.D. ..................    2000 $233,333    $262,500      317,000             --
 President and Chief         1999 $244,167         --       317,000         $22,031(1)
 Executive Officer,          1998 $225,000         --           --          $ 9,735(1)
 Chairman of the Board of
 Directors

Todd E. Simpson..........    2000 $152,500    $  8,250      193,000         $10,962(1)
 Vice President, Finance     1999 $150,000         --        50,000             --
 & Administration, Chief     1998 $136,667         --        28,000             --
 Financial Officer,
 Secretary and Treasurer

Brian S. Hampson(3)......    2000 $103,258    $ 56,250       54,000             --
 Vice President, Product
 Development

Bruce W. Husel ..........    2000 $127,500    $ 26,532       85,000             --
 Vice President, Quality     1999 $125,000         --        50,000             --
 Systems and Regulatory      1998 $ 74,792(4)      --        35,000         $51,928(2)
 Affairs

--------
(1) Consists of vacation pay.

(2) Consists of relocation or temporary living expenses.

(3) Mr. Hampson was promoted to Vice President in June 2000.

(4) Mr. Husel joined Aastrom in November 1997.

   The following table provides information with respect to stock option grants to the Named Executive Officers during the year ended June 30, 2000.

                       Option Grants In Last Fiscal Year

                                                                             Potential
                                       Individual Grants                Realizable Value at
                         ----------------------------------------------   Assumed Annual
                         Number of   % of Total                           Rates of Stock
                         Securities   Options                           Price Appreciation
                         Underlying  Granted to  Exercise or             for Option Term(1)
                           Options  Employees in  Price Per  Expiration -------------------
          Name           Granted(2)     2000       Share(2)     Date       5%        10%
          ----           ---------- ------------ ----------- ---------- --------- ---------
R. Douglas Armstrong,
 Ph.D. .................  317,000       30.0%     $ .84375    12/15/09  $ 435,678 $ 693,745

Todd E. Simpson.........  193,000       18.2%     $ .84375    12/15/09  $ 265,255 $ 422,375

Brian S. Hampson........   14,000        1.3%     $ .84375    12/15/09  $  19,241 $  30,639
                           40,000        3.8%     $2.62500     6/21/10    171,034   272,343

Bruce W. Husel..........   85,000        8.0%     $ .84375    12/15/09  $ 116,822 $ 186,020

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the optionholders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) Each of these options was granted under Aastrom's Amended and Restated 1992 Incentive and Non-Qualified Stock Option Plan (Option Plan) at an exercise price equal to the fair market value of the common stock on the date of grant. Stock options held by Dr. Armstrong, Mr. Simpson and Mr. Hampson are fully vested pursuant to executive Pay to Stay Severance Agreement executed with such executives in October 1999. Mr. Husel's stock option vests ratably through December 2002, subject to continued employment with Aastrom. See "--Severance and Change of Control Arrangements."

   The following table provides information with respect to exercises of stock options during the year ended June 30, 2000, and unexercised options held as of June 30, 2000, by the Named Executive Officers.

                          Aggregated Option Exercises
                       And Fiscal Year-End Option Values

                                                     Number of Shares        Value of Unexercised
                                                  Underlying Unexercised     In-the-Money Options
                           Shares                Options at June 30, 2000     at June 30, 2000(2)
                          Acquired      Value    ------------------------- -------------------------
          Name           on Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
R. Douglas Armstrong,
 Ph.D...................      --           --      317,000         --       $495,313          --
Todd E. Simpson.........      --           --      193,000         --       $301,563          --
Brian S. Hampson........    9,000     $ 32,488      32,333      40,000      $ 28,377          --
Bruce W. Husel..........   29,000     $183,969      11,380      44,620      $ 17,781      $69,719

--------
(1) "Value Realized" represents the fair market value of the underlying shares of common stock on the exercise date, minus the aggregate exercise price of such options.

(2) The value of "in-the-money" stock options represents the difference between the exercise price of such options and the fair market value of $2.41 per share of common stock as of June 30, 2000, the closing price of the common stock reported on the Nasdaq National Market on such date.

Severance and Change of Control Arrangements

   Aastrom entered into employment agreements with no defined length of employment with Todd E. Simpson, Bruce W. Husel and Brian S. Hampson in December 1995, November 1997 and July 1993, respectively. Pursuant to these agreements, Aastrom agreed to pay Messrs. Simpson, Husel and Hampson annual base salaries of $122,500, $110,000 and $70,000, respectively, which base salaries have been increased and are subject to periodic review and adjustment. Pursuant to the terms of the foregoing employment agreements, either party may generally terminate the employment relationship without cause at any time upon 14 days prior written notice to the other party or immediately with cause upon notice. Aastrom has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel.

   In the event of a transfer of control of Aastrom, as defined under the Option Plan, Aastrom must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to Aastrom in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options granted to executive officers of Aastrom accelerates if such officer is terminated following a transfer of control.

   Options granted under Aastrom's 1996 Outside Directors Stock Option Plan (Directors Plan) contain provisions pursuant to which all outstanding options granted under the Directors Plan will become fully vested and immediately exercisable upon a "transfer of control," as defined under the Directors Plan.

   Aastrom is a party to an Executive Retention and Severance Agreement with Dr. Armstrong. Under the terms of this agreement, in the event of Dr. Armstrong's termination upon a change of control, he will be entitled to receive a lump sum severance payment of the maximum amount which, when added to other compensation and benefits treated as parachute payments under the Internal Revenue Code, does not result in any compensation or benefit becoming subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code. Upon any termination of Dr. Armstrong's employment (other than for cause), Aastrom will be required to reimburse him for his costs (incurred within one year of termination of employment) for relocating to any other location in the United States, up to a maximum of $50,000. Aastrom has also agreed to provided Dr. Armstrong with a severance payment equal to 18 months of his then current salary should he be terminated (other than for cause) upon a change in control of Aastrom.

   Aastrom is a party to Retention Bonus Agreements with each of Messrs. Simpson, Husel and Hampson, that provide for a lump sum severance payment equal to six times each employee's then current monthly salary and relocation expense reimbursement of up to a maximum of $25,000 in the event of employee's loss of employment upon certain change in control events. These agreements also provide for retention bonus payments equal to six times each employee's then current monthly salary upon the one-year anniversary of an Acquisition or Merger Transaction, as defined, provided that the employee remains employed during such one-year period. The employee is entitled to the retention bonus in the event of their termination (other than for cause), during such one-year period. Messrs. Simpson, Husel and Hampson are also parties to Relocation Bonus Agreements with Aastrom. Upon a Merger Transaction, as defined, that requires more than a 50-mile relocation of the employee's place of employment, a lump sum payment equal to six times each employee's then current monthly salary may be paid upon the one year anniversary of the employee's relocation, provided that they remain employed by Aastrom.

   Aastrom is party to Pay to Stay Severance Agreements that were executed in October 1999 with certain employees including, Dr. Armstrong, Mr. Simpson and Mr. Hampson. Pursuant to these agreements, an Incentive Sale Bonus, as defined, may become payable in the event that Aastrom sells its assets or participates in a merger or acquisition transaction. Any employee who voluntarily terminates their employment with Aastrom prior to substantial completion of such a transaction will forego their participation in the Incentive Bonus Pool, with their share of the pool being allocated to the remaining participants.

Changes to Benefit Plans

   1996 Outside Directors Stock Option Plan. Aastrom has proposed the approval of an amendment to its 1996 Outside Directors Stock Option Plan (the Directors
Plan) to (i) increase the maximum aggregate number of shares of Aastrom's common stock issuable under the Directors Plan by 150,000 shares from 150,000 shares to 300,000 shares; and (ii) to increase the size of Initial Option Grant and Annual Options granted after the date of the 2000 Annual Meeting of Shareholders from 5,000 shares to 10,000 shares as described below under the caption, "APPROVAL OF AMENDMENTS TO 1996 OUTSIDE DIRECTORS STOCK OPTION PLAN." If the proposed amendments to the Directors Plan are approved, each of Mr. Taylor, Ms. Campbell and Mr. Staubitz will receive on the day following the 2000 Annual Meeting of Shareholders an Annual Option to purchase 10,000 shares. Mr. Wright and Dr. Bonnani each received Initial Options to purchase 5,000 shares of common stock upon becoming directors in September 2000.

   1992 Incentive and Non-Qualified Stock Option Plan. Aastrom also has proposed the approval of an amendment to its 1992 Incentive and Non-Qualified Stock Option Plan (the Option Plan) to increase the maximum aggregate number of shares of Aastrom's common stock issuable under the Option Plan by 1,400,000 shares from 3,300,000 shares to 4,700,000 shares, as described below under the caption, "APPROVAL OF AMENDMENT TO 1992 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN." Grants of stock under the Option Plan are made at the discretion of Board of Directors. Accordingly, future grants under the Option Plan are not determinable. Non-employee directors are not eligible to participate in the Option Plan.

Compensation of Directors

   Each non-employee director of Aastrom receives a cash payment of $1,000 for each meeting of the Board of Directors attended in person, a $1,000 cash payment for participation in a committee meeting of the Board of Directors on which they serve, and a cash payment of $500 for each telephonic meeting of the Board of Directors attended telephonically. In addition, directors receive reimbursement for expenses incurred in attending each Board of Directors and committee meeting. Aastrom's Directors Plan currently provides for the initial automatic grant of an option to purchase 5,000 shares of Aastrom's common stock to each outside director of Aastrom upon initial appointment or election to the Board of Directors, and subsequent grants to each outside director of an option to purchase 5,000 shares of common stock on the date of each Annual Meeting of Shareholders, provided the outside director continues to serve in that capacity and has so served for at least six months.

Compensation Committee Interlocks and Insider Participation

   Each member of the Board of Directors served as a member of the Compensation Committee during fiscal year ended June 30, 2000. During that fiscal year, R. Douglas Armstrong was employed by Aastrom as its President and Chief Executive Officer and also served as Chairman of the Board of Directors.

Certain Transactions

   In November 1998, Aastrom and Cobe Laboratories, Inc. entered into a Termination and Transition Agreement, pursuant to which the parties agreed to terminate the Distribution Agreement entered into in October 1993. Among other things, Cobe made a cash payment to Aastrom of $1,237,000 in connection with the Termination and Transition Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aastrom's executive officers, directors and persons who beneficially own more than 10% of Aastrom's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission
(SEC). Such persons are required by SEC regulations to furnish Aastrom with copies of all Section 16(a) forms filed by such persons.

   Based solely on Aastrom's review of such forms furnished to it and written representations from certain reporting persons, Aastrom believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The Compensation Committee is composed of all members of Aastrom's Board of Directors and, as such, the Compensation Committee does not hold separate meetings.

   In fiscal year 2000, the Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of Aastrom. These policies are based upon the philosophy that Aastrom's long-term success is best achieved through recruitment and retention of the best people possible. The Compensation Committee applied this philosophy in determining compensation for Aastrom's executive officers in three areas: salary, bonuses and stock options.

   Salary. Aastrom strives to offer salaries to its executive officers which are competitive in its industry and in its geographic region for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers salary surveys of companies in similar industries, and of similar size and geographic location. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading "Comparison Of Shareholder Return."

   The Compensation Committee generally evaluates the performance and sets the salary of Aastrom's Chief Executive Officer, Dr. Armstrong, on an annual basis. Dr. Armstrong evaluates the performance of all other executive officers, and recommends salary adjustments which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on individual goals. For Dr. Armstrong, these goals are set by the Compensation Committee and, for all other officers, these goals are set by Dr. Armstrong. The goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and Dr. Armstrong consider the financial condition of Aastrom in evaluating salary adjustments. The salaries are evaluated by the Compensation Committee, with each member using his personal judgment and subjective factors to assess performance.

   Bonuses. Aastrom seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to Aastrom. For this reason, Aastrom may award incentive compensation which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Cash bonuses are based on a subjective evaluation of performance and existing salary, rather than a specific formula.

   Stock Options. The Compensation Committee believes that employee equity ownership provides significant additional incentive to executive officers to maximize value for Aastrom's shareholders, and therefore makes periodic grants of stock options under Aastrom's Option Plan. Such options are granted at the prevailing market price, and will only have value if Aastrom's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

  In fiscal year 2000, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to Aastrom, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of Aastrom's industry, geographic location and size. Generally, option grants vest over four years, although the board may at its discretion grant options with shorter vesting schedules or that vest immediately. Option grants for fiscal year 2000 are set forth in the table entitled "Option Grants in Last Fiscal Year" in the section entitled "Executive Compensation and Other Matters."

                             COMPENSATION COMMITTEE

                              R. Douglas Armstrong
                                Mary L. Campbell
                                Joseph A. Taylor
                               Arthur F. Staubitz

                        COMPARISON OF SHAREHOLDER RETURN

   Set forth below is a line graph comparing changes in the cumulative total return on Aastrom's common stock, a broad market index (the Nasdaq Stock Market-U.S. Index (Nasdaq Index)) and an industry index (those companies that selected the same first three digits of their primary Standard Industrial Classification Code Number as Aastrom, 283, and have a market capitalization of less than $200 million (Industry Index)) for the period commencing on February 4, 1997, the date the common stock commenced trading on the Nasdaq National Market, and ending on June 30, 2000.

                     Comparison of Cumulative Total Return
                  From February 4, 1997 through June 30, 2000

           Aastrom Biosciences, Inc. Industry Index and Nasdaq Index

                        [PERFORMANCE GRAPH APPEARS HERE]

                         2/4/97  6/30/97 12/31/97 6/30/98 12/31/98 6/30/99 12/31/99 6/30/00
Aastrom/Index........... ------- ------- -------- ------- -------- ------- -------- -------
Aastrom................. $100.00 $101.8   $ 62.5  $ 53.6   $ 41.1  $ 17.9   $ 11.2  $ 34.4
Nasdaq Index............  100.00  105.0    115.0   138.2    162.0   198.8    301.1   293.7
Industry Index..........  100.00   86.1     82.3    72.6     55.7    43.4     43.9    77.1

--------
(1) Assumes that $100.00 was invested on February 4, 1997 in Aastrom's common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on Aastrom's common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   Aastrom has a classified Board of Directors currently consisting of two Class III directors (R. Douglas Armstrong and Joseph A. Taylor), two Class I directors (Alan M. Wright and Fabrizio Bonanni) and two Class II directors (Mary L. Campbell and Arthur F. Staubitz), who will serve until the Annual Meetings of Shareholders to be held in 2000, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

   The nominees for election at the Annual Meeting of Shareholders to fill the Class III positions on the Board of Directors are R. Douglas Armstrong, Ph.D. and Joseph A. Taylor. If elected, the nominees will serve as directors until Aastrom's Annual Meeting of Shareholders in 2003, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

   If a quorum is present, either in person or by proxy, the two nominees for the positions as Class III directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors Unanimously Recommends a Vote "FOR" the Nominees Named Above.

                                   PROPOSAL 2

                APPROVAL OF AMENDMENT TO THE 1992 INCENTIVE AND
                  NON-QUALIFIED STOCK OPTION PLAN TO INCREASE
           THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN BY 1,400,000

   Aastrom's 1992 Incentive and Non-Qualified Stock Option Plan (Option Plan) was adopted by the Board of Directors on April 24, 1992. As of September 1, 2000, 1,458,544 shares remained available for future option grants under the Option Plan. Given the expected addition of employees, particularly executive-level employees, the Board of Directors believes this amount is insufficient to satisfy Aastrom's anticipated equity incentive objectives. Accordingly, the Board of Directors has approved, subject to shareholder approval, the reservation of an additional 1,400,000 shares of common stock for issuance under the Option Plan.

   The shareholders are now being asked to approve the increase from 3,300,000 shares to 4,700,000 shares as the maximum aggregate number of shares that may be issued under the Option Plan. The Board of Directors believes that approval of this amendment is in the best interests of Aastrom and its shareholders because the availability of an adequate stock option program is an important factor in attracting, motivating and retaining qualified officers, employees and consultants essential to the success of Aastrom and in aligning their long-term interests with those of the shareholders.

Vote Required and Board of Director's Recommendation.

   The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

   The Board of Directors believes that approval of the increase in the number of shares issuable under the Option Plan is in the best interests of Aastrom and the shareholders for the reasons stated above. Therefore, the Board of Directors Unanimously Recommends a Vote "FOR" Approval of This Proposal.

Summary of the Provisions of the Option Plan.

   The following summary of the Option Plan, as amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any shareholder upon request.

   General. The Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Code and nonstatutory stock options. As of September 1, 2000, Aastrom had options to purchase an aggregate of 1,140,014 shares at a weighted average exercise price of $1.39 per share outstanding under the Option Plan. The exercise price of all options granted under the Option Plan has been at least equal to the fair market value per share of the common stock on the date of grant as determined in good faith by the Board of Directors. As of September 1, 2000, options to purchase 701,442 shares of common stock granted pursuant to the Option Plan had been exercised, and 2,858,544 shares of common stock remained available for future grants under the Option Plan, provided that the shareholders approve the increase in the number of shares authorized under the Option Plan and approved by the Board of Directors.

   Shares Subject to Plan. The Board has amended the Option Plan, subject to shareholder approval, to increase by 1,400,000 the maximum number of authorized but unissued or reacquired shares of Aastrom's common stock issuable thereunder to an aggregate of 4,700,000. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Aastrom, appropriate adjustments will be made to the shares subject to the Option Plan, to the grant limit, as defined, and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by Aastrom, the shares of common stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

   Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board. With respect to the participation of individuals whose transactions in Aastrom's equity securities are subject to
Section 16 of the Securities Exchange Act of 1934 (Exchange Act), the Option Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of exercisability of each option and the vesting of the shares acquired, including the effect thereon of an optionee's termination of service, the exercise price and type of consideration to be paid to Aastrom upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Option Plan authorizes the Board to amend, modify, extend or renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof. Subject to certain limitations, the Option Plan provides for indemnification by Aastrom of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

   Eligibility. All employees, directors and consultants of Aastrom or of any present or future parent or subsidiary corporations of Aastrom are eligible to participate in the Option Plan. In addition, options may be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement. However, any such options may not become exercisable prior to such individual's commencement of service. As of September 1, 2000, Aastrom had approximately 30 full time equivalent employees, including four executive officers, and had four directors, one of which was an employee. Any person eligible under the Option Plan may be granted a nonstatutory option. However, only employees may be granted incentive stock options. Two advisors to Aastrom hold options under the Option Plan as of September 1, 2000.

   Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between Aastrom and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share must equal at least the fair market value of a share of Aastrom's common stock on the date of grant of an incentive stock option and at least 85% of the fair market value of a share of the common stock on the date of grant of a nonstatutory stock option. The exercise price of any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Aastrom or any parent or subsidiary corporation of Aastrom (Ten Percent Shareholder) must be at least 110% of the fair market value of a share of Aastrom's common stock on the date of grant. On September 27, 2000, the closing price of a share of Aastrom's common stock was $2.94, as reported on the Nasdaq National Market.

   Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of Aastrom's common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board or by any combination of these. The Board may restrict the forms of payment permitted in connection with any option grant.

   Options granted under the Option Plan will become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan are exercisable on and after the date of grant, subject to the right of Aastrom to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with Aastrom or if the optionee attempts to transfer any unvested shares (Unvested Share Repurchase Option). Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of an option granted under the Option Plan is ten years, except that an incentive stock option granted to a Ten Percent Shareholder may not have a term longer than five years.

   Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

   Change in Control. In the event of a transfer of control of Aastrom, as defined under the Option Plan, Aastrom must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to Aastrom in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options accelerates if such officer is terminated following a transfer of control.

   Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Option Plan and the option agreements have lapsed, provided that all options must be granted by April 24, 2002, which is ten years from the date the Board approved the Option Plan. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without shareholder approval, the Board may not adopt an amendment to the Option Plan which would increase the total number of shares of common stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of Aastrom's shareholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

Summary of Federal Income Tax Consequences of the Option Plan.

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

   Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Aastrom will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise, the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term if the optionee's holding period is between 12 and 18 months or long-term if the optionee's holding period is more than 18 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Aastrom for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

   Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable, or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be mid-term if the optionee's holding period is between 12 and 18 months or long-term if the optionee's holding period is more than 18 months. No tax deduction is available to Aastrom with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. Aastrom generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

   In October 1998, the board reduced the exercise price of options held by non-executive employees to the then current fair market value of Aastrom's common stock. In December 1999, each executive officer received a new stock option award to purchase an equal the number of shares covered by stock option agreements held at that time. In return, each executive officer surrendered their previously held stock option agreements. The exercise price of the newly granted stock options were set to the then current fair market value of Aastrom's common stock with the vesting schedule set to approximate the remaining vesting schedule of the stock option agreements surrendered.

                                   PROPOSAL 3

       APPROVAL OF AMENDMENTS TO 1996 OUTSIDE DIRECTORS STOCK OPTION PLAN

General

   Aastrom's 1996 Outside Directors Stock Option Plan (the Directors Plan) was adopted by the Board of Directors in 1996 with an initial reserve of 150,000 shares of common stock. Excluding the proposed increase in the share reserve and the new grants of options to purchase shares of common stock under the Directors Plan as described below and in "EXECUTIVE COMPENSATION AND OTHER MATTERS--Changes to Benefit Plans: 1996 Outside Directors Stock Option Plan," as of September 1, 2000, 100,000 shares remained available for future option grants under the Directors Plan. The Board has amended the Directors Plan, subject to shareholder approval, to (i) increase by 150,000 shares from 150,000 shares to 300,000 shares the maximum aggregate number of shares of common stock issuable under the Directors Plan; and (ii) to increase the size of Initial Option Grant and Annual Options granted after the date of the 2000 Annual Meeting of Shareholders from 5,000 shares to 10,000 shares.

   The shareholders are now being asked to approve amendments to (i) increase the maximum aggregate number of shares of common stock issuable under the Directors Plan; and (ii) to increase the size of Annual Options granted after the date of the 2000 Annual Meeting of Shareholders. The Board believes that the availability of an adequate Directors Plan reserve is an important factor in attracting, motivating and retaining qualified outside directors essential to the success of Aastrom and in aligning their long-term interests with those of the shareholders. Because competition for highly qualified individuals in the industry is intense, management believes that to successfully attract the best candidates, Aastrom must offer a competitive stock option program as an essential component of its compensation packages. The Board of Directors further believes that stock options serve an important role in motivating their holders to contribute to Aastrom's continued growth and profitability. The proposed amendments are intended to ensure that the Directors Plan will continue to have, attract and retain well-qualified directors.

Vote Required and Board of Director's Recommendation

   The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

   The Board believes that the proposed amendments to the Directors Plan to (i) increase to 300,000 the number of shares of Aastrom's common stock issuable under the Directors Plan; and (ii) to increase the size of Annual Options granted after the date of the 2000 Annual Meeting of Shareholders from 5,000 shares to 10,000 shares is in the best interest of Aastrom for the reasons stated above. Therefore, the Board of Directors Unanimously Recommends a Vote "FOR" Approval of This Proposal.

Description of Plan

   The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any shareholder upon request.

   General. The Directors Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of Aastrom and is intended to qualify as a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act.

   Shares Subject to Plan. Currently, a maximum of 150,000 shares of the authorized but unissued or reacquired shares of the common stock of Aastrom may be issued upon the exercise of options granted under the Directors Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Aastrom, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of the automatic option grants described below, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by Aastrom, the shares of common stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants.

   Administration. The Directors Plan is intended to operate automatically without discretionary administration. To the extent administration is necessary, it will be performed by the Board of Directors or a duly appointed committee of the Board. However, the Board has no discretion to select the nonemployee directors of Aastrom who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Directors Plan provides, subject to certain limitations, for indemnification by Aastrom of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Directors Plan. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

   Eligibility. Only directors of Aastrom who are not at the time of option grant employees of Aastrom or of any parent or subsidiary corporation of Aastrom (the Outside Directors) are eligible to participate in the Directors Plan. Currently, Aastrom has five Outside Directors.

   Automatic Grant of Options. Currently, the Directors Plan provides that each Outside Director first elected or appointed to the Board after the Effective Date of the plan will be granted automatically, on the date of such initial election or appointment, an option to purchase 5,000 shares of common stock. An option granted on the Effective Date of the plan or on the date of initial appointment or election as an Outside Director is referred to herein as an Initial Option. The Directors Plan also currently provides for the automatic annual grant, on the day following each annual meeting of the shareholders of Aastrom, of an additional option to purchase 5,000 shares of common stock (an Annual Option) to each Outside Director remaining as a member of the Board (including a director who previously did not qualify as an Outside Director but who subsequently qualifies) other than an Outside Director receiving an Initial Option on the day following the annual meeting. It is proposed that the size of the Initial Option grant and Annual Option granted after the date of the 2000 Annual Meeting of Shareholders be increased from 5,000 shares to 10,000 shares.

   Terms and Conditions of Options. Each option granted under the Directors Plan is evidenced by a written agreement between Aastrom and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of Aastrom's common stock on the date of grant. Generally, the fair market value of the common stock will be the closing price per share on the date of grant as reported on the Nasdaq National Market. No option granted under the Directors Plan is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee's service with Aastrom ceases or in the event of a Transfer of Control of Aastrom, as discussed below. Initial Options and Annual Options granted under the Directors Plan will become exercisable cumulatively in installments of 8.33% of the shares subject to the option on the day preceding each month occurring after the date of grant.

   Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of Aastrom's common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

   Transfer of Control. The Directors Plan provides that, in the event of (i) a sale or exchange by the shareholders in a single or series of related transactions of more than 50% of Aastrom's voting stock, (ii) a merger or consolidation in which Aastrom is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of Aastrom, or (iv) a liquidation or dissolution of Aastrom wherein, upon any such event, the shareholders of Aastrom immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of Aastrom, its successor, or the corporation to which the assets of Aastrom were transferred (a Transfer of Control), all options outstanding under the Directors Plan will become immediately exercisable and vested in full prior to the Transfer of Control. In addition, the acquiring or successor corporation may assume or substitute substantially equivalent options for the options outstanding under the Directors Plan. To the extent that the options outstanding under the Directors Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

   Termination or Amendment. The Directors Plan continues until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may terminate or amend the Directors Plan at any time. However, subject to changes in the law that would permit otherwise, without shareholder approval, the Board may not amend the Directors Plan to increase the total number of shares of common stock reserved for issuance thereunder or expand the class of persons eligible to receive options. The provisions of the Directors Plan addressing eligibility to participate in the plan and the amount, price and time of the grant of options may not be amended more than once every six months, other than to comport to changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee, unless such termination or amendment is necessary to comply with any applicable law.

Summary of United States Federal Income Tax Consequences

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Directors Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

   Options granted under the Directors Plan are nonstatutory stock options, which have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period of the shares is more 12 months. No tax deduction is available to Aastrom with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. Aastrom generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

                                   PROPOSAL 4

                         RATIFICATION OF APPOINTMENT OF
                           INDEPENDENT PUBLIC ACCOUNT

   The Board of Directors of Aastrom has selected PricewaterhouseCoopers LLP as its independent accountants to audit the financial statements of Aastrom for the fiscal year ended June 30, 2001. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in July 1997.

   The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal.

Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote. The Board of Directors Unanimously Recommends a Vote "FOR" the Appointment of PricewaterhouseCoopers, LLP as Aastrom's Independent Accountants for the Fiscal Year Ending June 30, 2001.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

   Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of Aastrom must be received by Aastrom at our offices located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan, 48105, (other than proposals made under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended) by July 18, 2001.

                         TRANSACTION OF OTHER BUSINESS

   At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Todd E. Simpson
                                          -------------------------------------
                                          TODD E. SIMPSON
                                          Secretary

October 3, 2000

                    [LETTERHEAD OF AASTROM BIOSCIENCES INC]


                                                                 October 3, 2000

Dear Shareholders:

   2000 was an eventful year for Aastrom Biosciences, its employees, and you, our shareholders. While the first half of the year presented some serious challenges, the second half of the year has led us to a much improved position with some exciting new opportunities. I want to take a moment to review the events of the past year and to let you know how successful the Company has been in rebounding from a very difficult period and positioning itself for prosperity. It is important to note that without your support, we would not be where we are today--improved financial stability, furthering U.S. development of our platform product, poised to capitalize on the emerging dendritic cell tumor vaccine boom, and having achieved several major milestones over the past six months.

   As you know, we began fiscal year 2000 by successfully moving our platform product, the AastromReplicell(TM) System, from prototype to production-level manufacturing and receiving CE Mark approval to begin sales in Europe. However, as the Company prepared for the pilot-scale product launch in Europe, we were met with a corresponding need for additional capital, which we were unable to obtain at that time. This situation compelled the Company to announce aggressive operational reductions. These actions included a reduction in work force, a delay of clinical trial accruals and a suspension of the initial European pilot launch of the AastromReplicell(TM) System.

   This unfortunate circumstance was precipitated, in part, by negative clinical results from independent studies that questioned the benefit of using stem cell transplants to support high dose chemotherapy in breast cancer patients, an indication which was being pursued as a lead market for the AastromReplicell(TM) System and the SC-I Therapy Kit. As a result of the abrupt changes in this medical treatment area and the negative financial market conditions for the cell therapy sector, Aastrom was unable to obtain the expected financing required for additional activities, such as the European pilot launch.

   Fortunately, breast cancer related stem cell transplants was only one of several product and treatment indications that the Company has been pursuing. Although this capability has not been widely understood, Aastrom is developing products to enable the production of several types of human cells for the treatment of a variety of medical disorders. Based on this position, and as financial market conditions began to rebound, we were able to complete two financings totaling $12 million, and we have begun to rebuild our operations.

Back on Track

   In addition to obtaining new capital, there have been some important developments that have lifted the Company to a new strategic position. A key objective of our business strategy has been to expand the AastromReplicell(TM) System product line to incorporate clinical indications beyond our initial focus area of hematopoietic stem cell therapy. In order for this progress to occur, successful demonstration of other cell-based therapeutic treatments was imperative. This has recently come to fruition with the demonstration of exciting progress in both the cancer immunotherapy and the bone repair fields.

   In the March 2000 edition of the scientific journal, NATURE MEDICINE, results from a multi-center clinical trial evaluating the use of ex-vivo produced cells for immunotherapy treatment of cancer (also called "cancer vaccines") were published. These results showed the remission of large tumors in patients with renal cell cancer, and involved treating the patient with a type of blood cell (dendritic cells) which triggers immune system action, all of which were produced and modified outside of the body ("ex vivo"). This exciting new treatment procedure is currently being evaluated in the treatment of other types of cancer, and there is evidence that similar success will be achieved in these trials.

   Although still at an early stage, this cell therapy procedure may become one of the most important advances in cancer treatment, having the potential to become a standard treatment method for several types of cancer. Particularly exciting to Aastrom is that our products and technology are designed to enable these current types of experimental laboratory processes to become standardized, acceptable medical procedures. We believe that the Aastrom capability is a critical component necessary in order for the procedures to become more widely available to patients. The Company is currently developing a new therapy kit, the DC-I Therapy Kit, that is designed to produce the dendritic cells required for this procedure under automated process control. We believe that as a medical device, the DC-I Therapy Kit provides a near-term market opportunity, and will enable this important new therapeutic approach to move into standard medical practice.

Our Bone Repair Program

   Significant progress in our bone repair program was made this year when the AastromReplicell(TM) System impacted a young girl's life. In response to a "compassionate use" request, Aastrom participated in a novel clinical procedure that would, if successful, enable a more normal life for a child suffering from a crippling bone disorder. The patient needed a new source of normal bone cells as her disease prevented her body from making normal healthy bone tissue. At her physician's request, and with the FDA's permission, we provided the AastromReplicell(TM) System to her physicians so they could produce bone progenitor cells from a small bone marrow sample provided by her sister. The AastromReplicell(TM) System produced an increased amount of bone progenitor cells, which were then infused into the patient. This procedure appears to have allowed her bones to gain density and, as a result, the child was subsequently able to stand and walk without her bones crumbling.

   This procedure, coupled with other positive pre-clinical research results, allowed Aastrom and our partners at the University of Michigan to initiate a formal Phase I/II clinical trial to officially evaluate the use of bone progenitor cells produced in the OC-I Therapy Kit for the AastromReplicell(TM) System in patients with severe osteoporosis. This trial is expected to be initiated soon and we anticipate results from this trial in the second quarter of 2001.

Looking Ahead

   As we look ahead toward 2001, the potential markets for the AastromReplicell(TM) System product line are significant. Clinical results using the CB-I Therapy Kit were published in March, and demonstrated the ability of this product to provide normal blood and immune systems in adult leukemia patients. We estimate that more than 25,000 leukemia and genetic blood disease patients annually are candidates for the CB-I Therapy Kit. The DC-I Therapy Kit is being developed for the exciting new tumor vaccines as treatments for renal cell cancer, melanoma, as well as other types of cancer. Osteoporosis is also a potentially significant market, where current drug treatments are principally used to slow progression of the disease. The OC-I Therapy Kit is designed to produce bone progenitor cells that can form new bone tissue.

   With new funding in place and important new product areas under evaluation, our management team has carefully revised our business strategy to include:

  . Focusing on stem cell therapy activities in cord blood applications where we believe we can uniquely enable the recovery of normal blood and immune systems in leukemia patients. Aastrom's scientists also recently reported a new approach to the production of the stem cell-containing fraction of human cord blood, that increases their production by approximately ten-fold above our previous capability (announced in May, 2000);

  . Expanding the AastromReplicell(TM) System product line into new, non-stem cell markets such as the dendritic cell tumor vaccines, and for the treatment of degenerative bone diseases such as osteoporosis;

  . Identifying key strategic relationships that will assist in propelling the AastromReplicell(TM) System into the European markets, and into new therapeutic indications;

  . Initiating collaborations with academic research organizations and companies that are developing new cell therapies, and would benefit from the enabling commercialization pathway provided by the AastromReplicell(TM) System.

   In addition to the above areas, we will also continue to expand the senior leadership capability of the Company with addition of new members to the Board of Directors and to the management team. The Company will also focus its efforts on pursuing additional financial support, as well as continue to explore strategic relationships for further support.

   Now more than ever, cell therapy is moving to the forefront of landmark therapeutic approaches, and Aastrom is now in the position to be a key player in this new field. With the development of the AastromReplicell(TM) System instrument platform completed, trials in stem cell therapy reinitiated, and product development in the osteoporosis and tumor vaccine areas underway, your Board of Directors, our employees and our management team look toward the future with excitement and optimism.

   Thank you for your interest and continued support of Aastrom. As we enter the new year as a leader in products for cell therapy we can't help but think--what a difference a year can make!

                                          With Highest Regards,

                                             /s/ R. Douglas Armstrong, Ph.D.
                                          _____________________________________
                                          R. Douglas Armstrong, Ph.D.
                                          Chairman, Board of Directors Chief
                                           Executive Officer and President



-------------------------------------------------------------------------------

This document contains forward-looking statements, including without limitation statements concerning product development objectives, clinical trial objectives, results and potential advantages of the Company's products, and applications and commercialization of the AastromReplicell(TM) System, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words "believes," "anticipates," "expects," "estimates," and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the results obtained from clinical trials and development activities, regulatory approval requirements, sales and the availability of resources. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and other filings with the Securities and Exchange Commission.

                           AASTROM BIOSCIENCES, INC.
                    Proxy for Annual Meeting of Shareholders
                      Solicited by the Board of Directors
  The undersigned hereby appoints R. Douglas Armstrong and Todd E. Simpson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn North Campus, Ann Arbor, Michigan on Wednesday, November 15, 2000 at 9:00 a.m., and at any adjournment thereof
(i) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

  The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1, proposal 2, proposal 3 and proposal 4.

  A vote FOR the following proposals is recommended by the Board of Directors:
  1. ELECTION OF DIRECTORS.

    Nominee: R. Douglas Armstrong  [_] FOR  [_] WITHHELD

    Nominee: Joseph A. Taylor  [_] FOR  [_] WITHHELD

  2. To approve an increase in the maximum aggregate number of shares that may be issued under the Company's 1992 Incentive and Non-Qualified Stock Option Plan from 3,300,000 shares to 4,700,000 shares.

                         [_] FOR  [_] AGAINST  [_] ABSTAIN

  3. To approve (i) an increase in the maximum aggregate number of shares that may be issued under the Company's 1996 Outside Directors Stock Option Plan from 150,000 shares to 300,000 shares, and (ii) an increase in the size of the initial option grant and the annual options granted from 5,000 shares to 10,000 shares.
                         [_] FOR  [_] AGAINST  [_] ABSTAIN

  4. To approve the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the year ending June 30, 2001.

                         [_] FOR  [_] AGAINST  [_] ABSTAIN

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE



MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.   [_]
                                                   Even if you are
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                                                   person, you are
                                                   urged to sign and
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                                                   envelope so that
                                                   your stock may be
                                                   represented at the
                                                   meeting.

                                                   Sign exactly as
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                                                   appears on your
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                                                   persons should
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                                                   Proxy. If shares
                                                   of stock are held
                                                   of record by a
                                                   corporation, the
                                                   Proxy should be
                                                   executed by the
                                                   President or Vice
                                                   President and the
                                                   Secretary or
                                                   Assistant
                                                   Secretary, and the
                                                   corporate seal
                                                   should be affixed
                                                   thereto. Executors
                                                   or administrators
                                                   or other
                                                   fiduciaries who
                                                   execute the above
                                                   Proxy for a
                                                   deceased
                                                   shareholder should
                                                   give their title.
                                                   Please date the
                                                   Proxy.

Signature(s) _______________________________       Date:_______________________